Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Climb Bio, Inc. (the “Company”) and Brett Kaplan (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to an offer letter dated July 31, 2024 (the “Offer Letter”), pursuant to which Executive serves as the Company’s Chief Operating Officer;

WHEREAS, Executive’s last day of employment with the Company will be May 23, 2025 (the “Separation Date”);

WHEREAS, the Parties wish to establish mutually agreeable terms for Executive’s separation from the Company; and

WHEREAS, the Parties agree that the benefits and rights set forth in this Agreement shall be the exclusive benefits and rights due Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Separation; Resignation – As of the Separation Date, Executive’s employment will end, and the Offer Letter will terminate and be of no further force or effect. Executive hereby resigns, as of the Separation Date, from any and all positions he may hold as an officer of the Company and any of its subsidiaries and agrees to execute and deliver any documents reasonably necessary to effectuate such resignation(s). As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under benefit plans, programs, or practices of the Company will terminate, except as required by federal or state law.

2.

Severance Benefits – Provided Executive (a) signs and returns this Agreement no later than the Initial Return Date (as defined in Section 12 below), (b) signs and returns the additional release agreement attached hereto as Attachment B (the “Additional Release”) no later than the Additional Release Return Date (as defined in Section 12 below), and (c) does not revoke his acceptance of the Additional Release during the Additional Release Revocation Period (as defined in Section 12 below), the Company will, in exchange for Executive’s commitments and obligations set forth herein and therein, provide Executive with the following severance benefits (the “Severance Benefits”):

a.

Severance Pay – The Company will pay to Executive $128,749.99, less all applicable taxes and withholdings, as severance pay (an amount equivalent to three (3) months of Executive’s current annualized base salary). This severance pay will be paid in one lump sum by direct deposit within fifteen (15) days following expiration of the Additional Release Revocation Period.

b.

COBRA Benefits – Should Executive be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company will, commencing on the Separation Date and continuing until the earlier of (x) the date that is three (3) months following the Separation Date, and (y) the date on which Executive becomes eligible for other group health insurance benefits (as applicable, the “COBRA Payment Period”), pay the full premiums for such coverage as well as any administrative fee. All premium costs after the COBRA Payment Period shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation.

Executive acknowledges that he will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date other than the Severance Benefits set forth in this Section 2. Executive further acknowledges and agrees that the Severance Benefits fully satisfy any and all obligations the Company may have to provide Executive with severance benefits as of or after his termination pursuant to the Offer Letter, and that no other severance benefits are due to him.

3.

Release of Claims – In exchange for Executive’s eligibility to receive the Severance Benefits, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its past and present affiliates, joint employers (including any professional employer organization or employer of record), subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) (“Claims”), of every kind and nature that he ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Offer Letter); all claims to any ownership interest in the Company, its subsidiaries or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company

(including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, nothing in this release of claims or in this Agreement shall be deemed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority. Further, nothing in this release of claims or in this Agreement shall be deemed to release (i) any rights Executive may have for indemnification and/or defense pursuant to any Company Director and Officer (D&O) insurance policy, subject to the terms, conditions, and limitations thereof, or (ii) any claims to vested benefits under any 401(k) plan or other ERISA-covered benefit plan (excluding severance) provided by the Company.

4.	Disclosures

a.

Confidentiality – Except for Permitted Disclosures (as set forth in Section 4(c) below), Executive agrees to maintain as confidential and not to disclose the contents of the negotiations and discussions resulting in this Agreement. Executive may share this Agreement and the contents of negotiations with his wife, his counsel, and if requested, to taxing authorities and the Department of Unemployment Assistance.

b.

Non-Disparagement – Except for Permitted Disclosures (as set forth in paragraph 4(c) below), Executive agrees not to, in public or private, orally or in writing, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties.

c.

Permitted Disclosures. Nothing in this Agreement, including Section 4(a) and 4(b) above, or elsewhere prohibits or restricts Executive from communicating with, or voluntarily providing information he believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission). Executive is not required to notify the Company of any such communications. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, he is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.

Continuing Obligations – Executive acknowledges and reaffirms his obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as permitted by Section 4(c) above. Executive further acknowledges and reaffirms his obligations set forth in the Employee Confidential Information, Inventions Assignment, Non-Competition, and Non-Solicitation Agreement he executed for the benefit of the Company (the “Restrictive Covenant Agreement”), which remains in full force and effect in accordance with its terms; provided, however, that for purposes of the non-compete in Section 6.1 of the Restrictive Covenant Agreement, the definition of Conflicting Services shall be deemed amended to mean “any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides a drug targeting CD19 or APRIL for immune mediated diseases.”

6.

Return of Company Property – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in his possession or control, and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.

Business Expenses and Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, including payment for all wages, bonuses, and accrued but unused vacation time, and that no other compensation is owed to him except as provided herein.

8.

Cooperation – Executive agrees to make himself available and to cooperate with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Executive understands and agrees that his cooperation includes, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. The Company will reimburse the Executive for any reasonable out-of-pocket expenses he may incur in complying with this Section.

9.

Amendment and Waiver – This Agreement and the Additional Release shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement and the Additional Release shall be binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors. No delay or omission by either Party in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.

Validity – Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

11.

Nature of Agreement – The Parties understand and agree that this Agreement is a separation and release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties.

12.

Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on May 21, 2025 (the “Receipt Date”). Executive understands that he will not be eligible to receive the Severance Benefits unless he (a) signs and returns this Agreement no later than 3 pm EST on May 23, 2025 (the “Initial Return Date”), (b) signs and returns the Additional Release no later than June 13, 2025 (the “Additional Release Return Date”), and (c) does not revoke his acceptance of the Additional Release during the seven (7) business day period after signing it (the “Additional Release Revocation Period”) (collectively, the “Severance Conditions”). While Executive’s eligibility to receive the Severance Benefits is conditioned on him satisfying all of the Severance Conditions, this Agreement will become effective and enforceable immediately upon Executive’s execution and return of the Agreement (the “Agreement Effective Date”). For the avoidance of doubt, the Additional Release will not become effective and enforceable until the date immediately following expiration of the Additional Release Revocation Period.

13.

Acknowledgements – Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement and at least twenty-one (21) days to consider the Additional Release (the “Additional Release Consideration Period”), and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. Executive further acknowledges and agrees that any changes made to this Agreement or the Additional Release following the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Additional Release Consideration Period. Executive understands that he may revoke his acceptance of the Additional Release during the Additional Release Revocation Period by notifying me in writing, and the Additional Release shall not be effective or enforceable unless and until the Additional Release Revocation Period expires without Executive’s revocation of the Additional Release. Executive understands and agrees that by entering into the Additional Release he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

14.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement or the Additional Release, and that he fully understands the meaning and intent of this Agreement and the Additional Release and has had the opportunity to be represented by counsel of his own choosing.

15.

Governing Law; Arbitration – This Agreement and the Additional Release shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. All disputes arising out of or related to this Agreement, the Additional Release, or the subject matter hereof or thereof, including whether the dispute is arbitrable, shall be resolved exclusively through arbitration in accordance with the arbitration process set forth in the Offer Letter.

16.

Entire Agreement – This Agreement and the Additional Release contain and constitute the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, severance benefits, and the settlement of claims against the Released Parties, and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

17.

Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

18.

Counterparts – This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below.

CLIMB BIO, INC.

By:	/s/ Aoife Brennan	Date:	May 23, 2025
Name:	Aoife Brennan, M.B., Ch.B.
Title:	President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act. I understand that my receipt of the Severance Benefits is contingent upon my timely execution, return and non-revocation of the Additional Release.

BRETT KAPLAN

/s/ Brett Kaplan	Date:	May 23, 2025

Attachment B

ADDITIONAL RELEASE

1.

Additional Release – In consideration of the Severance Benefits set forth in the Agreement to which this Additional Release is attached as Attachment B (the “Underlying Agreement”), which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Released Parties from any and all Claims, whether known or unknown, arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., as amended. Notwithstanding the foregoing, nothing in this Additional Release shall be deemed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority. Further, nothing in this release of claims or in this Additional Release shall be deemed to release (i) any rights Executive may have for indemnification and/or defense pursuant to any Company Director and Officer (D&O) insurance policy, subject to the terms, conditions, and limitations thereof, or (ii) any claims to vested benefits under any 401(k) plan or other ERISA-covered benefit plan (excluding severance) provided by the Company.

2.

Non-Competition Obligation – As an express condition of Executive’s receipt of the Severance Benefits, Executive agrees that, for a period of one (1) year following the Separation Date, he will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself with, any business whose business, products or operations are in any respect involved in Conflicting Services (as such term is defined in Section 5 of the Underlying Agreement) anywhere in the Restricted Territory (as defined in the Restrictive Covenant Agreement). If any restriction set forth in this paragraph is found by any court or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range or activities or geographic area as to which it may be enforceable.

3.

Acknowledgments – Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Additional Release. Executive understands that he may revoke this Additional Release for a period of seven (7) business days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until this seven (7) business day revocation period has expired without revocation. Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

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4.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

Executive hereby provides this Additional Release as of the date set forth below and acknowledges that the execution of this Additional Release is in further consideration of the Severance Benefits, to which Executive acknowledges he would not be entitled if he did not enter into this Additional Release. Executive intends that this Additional Release will become a binding agreement between him and the Company if he does not revoke his acceptance in seven (7) business days.

BRETT KAPLAN

Date:

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